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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

                                                     March 31,   December 31,
                                                       2001         2000
                                                    ----------   -----------
Short-term debt ...............................     $    690.2        518.2
Current portion of long-term debt .............          306.8        206.5
Long-term debt ................................        1,853.2      1,963.0
                                                    ----------    ---------
     Total debt ...............................        2,850.2      2,687.7

Minority interests in consolidated subsidiaries           67.2         91.7
Common shareholders' equity ...................        3,033.9      3,105.0
                                                    ----------    ---------
     Total capitalization .....................     $  5,951.3      5,884.4
                                                    ==========    =========

Ratio of total debt to total capitalization ...           47.9%        45.7%
                                                    ==========    =========